Exhibit 99.1

FOR IMMEDIATE RELEASE

Sanchez Energy Takes Action to Strengthen Balance Sheet and
Support Long-Term Strategy

Voluntarily Files for Reorganization under Chapter 11

Maintains Substantial Liquidity to Continue Safe Operations in the Normal Course

Receives Commitments for $175 Million in New Financing

HOUSTON — August 11, 2019 — Sanchez Energy Corporation (“Sanchez Energy” or the “Company”) (OTC Pink: SNEC) today announced that the Company and certain of its subsidiaries have voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”). The Company’s decision to make this voluntary filing follows an extensive review of strategic alternatives to align its capital structure with the continued low commodity price environment, and Sanchez Energy intends to use this process to substantially reduce its indebtedness and provide the financial flexibility to position the Company for future success. The Company has significant liquidity, comprised of cash on hand and $175 million in new committed financing as described below, to operate in the normal course and intends to interact with its commercial counterparties as usual. Non-recourse subsidiary SN EF UnSub, LP and certain other unrestricted subsidiaries of the Company are not included in these Chapter 11 proceedings.

“Sanchez Energy has assembled a high-quality asset base and has substantial liquidity to continue operating safely and efficiently, while we maintain productive relationships with our business partners and midstream counterparties,” said Tony Sanchez, III, president and chief executive officer of Sanchez Energy. “Over the last year, we have taken proactive steps to address the challenging oil and natural gas price environment, including stabilizing our production profile, improving our capital efficiency and reducing our overall cost structure. Undergoing a financial restructuring through a voluntary process represents the next phase for Sanchez Energy, as we work with our creditors on a plan to right-size our balance sheet, further invest in our assets and generate long-term value for our stakeholders. We remain committed to operating in the normal course, and I would like to thank our team of talented employees for their continued dedication to the Company. I am confident in the future of Sanchez Energy.”

Sanchez Energy has received commitments from certain of its senior lenders for $175 million in new financing, of which $25 million will be used to repay borrowings and replace a letter of credit currently outstanding under the Company’s existing revolving credit facility and, along with cash on hand and cash flow generated by ongoing operations, support the business and fund continued capital investment throughout the restructuring process.

As part of the Chapter 11 filing, the Company has filed a number of customary motions with the Court to authorize the Company to pay certain pre-petition obligations. Among other things, these motions seek authorization for Sanchez Energy to continue to operate in the normal course of business without interruption to its relationships with its royalty interest owners and working interest and joint billing partners, among others.

Court filings and information about the claims process are available on the internet at https://cases.primeclerk.com/sanchezenergy, by calling the Company’s information hotline at (844) 232-0067 or by sending an email to sanchezinfo@primeclerk.com. Additional information regarding the Chapter 11 filing is included in a Current Report on Form 8-K which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on Monday, Aug. 12, 2019.

In connection with the restructuring, Sanchez Energy is represented by Moelis & Co. as financial advisor, Akin Gump Strauss Hauer & Feld LLP and Jackson Walker LLP as legal counsel and Alvarez & Marsal as restructuring advisor.

About Sanchez Energy Corporation

Sanchez Energy Corporation (OTC Pink: SNEC) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas. For more information about Sanchez Energy Corporation, please visit our website: www.sanchezenergycorp.com.

Forward Looking Statements

This press release contains “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including, but not limited to, the ability to obtain Court approval of the motions described in this press release, including with respect to its $175 million in new financing; the ultimate outcome of the Chapter 11 proceedings and any restructuring of Sanchez Energy effectuated thereby; Sanchez Energy’s future success and ability to successfully execute its business and financial strategies; Sanchez Energy’s ability to reduce its debt or strengthen its financial position and maintain its relationships with its workforce, business partners and counterparties; and Sanchez Energy’s future financial and operating performance.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to, the outcome of the Chapter 11 proceedings; risks and uncertainties associated with the Chapter 11 proceedings, including Sanchez Energy’s ability to develop, confirm and consummate a plan of reorganization under Chapter 11 or an alternative restructuring transaction, which may be necessary to continue as a going concern; Sanchez Energy’s ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Chapter 11 filings; Sanchez Energy’s ability to obtain sufficient financing to allow it to emerge from bankruptcy and execute its business plan post-emergence; the length of time that Sanchez Energy will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings; risks associated with third party motions in the Chapter 11 proceedings, which may interfere with Sanchez Energy’s ability to confirm and consummate a plan of reorganization; the potential adverse effects of the Chapter 11 proceedings on Sanchez Energy’s liquidity and results of operations; increased advisory costs to execute a reorganization; the timing and extent of changes in prices of, and demand for, commodities; the extent to which Sanchez Energy’s drilling plans are successful; Sanchez Energy’s ability to replace the reserves it produces; Sanchez Energy’s ability to satisfy its capital expenditure, debt service and other funding requirements through internally generated cash flows, asset sales and other activities; the accuracy of reserve estimates; and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the

SEC.  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.

Contacts:

Investors

Cham J. King

Director, Finance & Investor Contact

(877) 847-0009

ir@sanchezenergycorp.com

Media

Meaghan Repko / Dan Moore

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449